Exhibit 10.23

August 14, 2002

Mr. Jack Rivkin

2 Tyson Lane West

Amagansett, NY 11930

Dear Jack:

We are pleased to extend the following offer of employment with Neuberger Berman, LLC. You will have the title of Executive Vice President and you will be a member of NB’s Executive Management Committee. Your responsibilities will include oversight and supervision of the firm’s Research and Research Sales and Trading Departments. It is the intention of the Executive Committee to appoint you as the Chief Investment Officer when the current Chief Investment Officer retires. Of course, you are to perform your activities in accordance with NB’s rules and all other applicable laws, rules and regulations. Your role will require that you have active applicable securities licenses.

You will be entitled to participate in all health, insurance, pension, and all other welfare and benefit plans, programs, practices and policies sponsored by NB on terms no less favorable than those available to other similarly situated employees of NB. You shall also be entitled to the same number of vacation days, holidays, sick days and other benefits, as applicable, as are generally allowed to other similarly situated employees of NB in accordance with NB policy in effect from time to time.

Your employment will commence on Monday, August 26, 2002. You will join our firm with an annualized base salary of $500,000 for 2002 and 2003, and are guaranteed a 2002 and 2003 year-end bonus at an annualized rate of $1,000,000 per year, which will be pro rated for 2002. The year-end bonus will be payable at the same time the firm pays bonuses to other similarly situated employees of NB. The salary and bonus payments set forth above are guaranteed through December 31, 2003. Accordingly, in the event your employment is terminated without cause or you resign following a material reduction in your responsibilities without your written consent, you will be entitled to receive such payments through December 31, 2003.

Upon commencement of your employment, you will be granted 200,000 options to purchase NB common stock, which options shall have reload features. The options will be priced at the closing price of NB common stock on the New York Stock Exchange on Friday, August 23, 2002. These options are subject to five-year vesting under which you may exercise 20% of your total grant each year commencing on the first anniversary of the grant date. The options have a term life of ten years and are subject to the same terms and conditions as the options granted other similarly situated employees. Enclosed for your reference, is a copy of a blank stock option Agreement under the 1999 Neuberger Berman Inc. Long Term Incentive Plan. You are referred to the Plan documents, which of course govern for all purposes, for the precise terms thereof. Except as otherwise provided in the Plan, any unvested options will be forfeited if your employment terminates for any reason.

Payment of all salary and bonuses and the granting and vesting of options are contingent upon your continued employment at our firm through payment, granting and vesting dates.

This offer of employment is contingent upon your successful completion of a background investigation and drug screen, which are required of all new employees. Employment at our firm is on an at will basis.

You agree that any knowledge or information of any type whatsoever of a confidential nature relating to the business of NB or any of its parents, subsidiaries or affiliates, including, without limitation, all types of trade secrets, client lists or client information, employee lists or information, information regarding product development, marketing plans, management organization information, operating policies or manuals, performance results, business plans, financial records, packaging design or other financial, commercial, business or technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for NB’s benefit, at any time, unless and until such knowledge or information is in the public domain through no wrongful act by you. You agree not to divulge to anyone (other than NB or any of its affiliates or any person employed or designated by such entities), publish or make use of any such

Confidential Information without NB’s prior written consent, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency. You further agree that following the termination of your employment, NB shall keep all tangible property assigned to you or prepared by you and that you shall not misappropriate or infringe upon the Confidential Information of NB or any of its affiliates (including the recreation or reconstruction of Confidential Information from memory).

In consideration of your employment by NB and of the payments and benefits afforded you under this agreement, you understand and agree that your undertakings set forth in paragraphs (a) and (b) below are material and essential terms to NB in entering into this agreement, and accordingly you expressly agree that:

(a)	So long as you are employed by NB and for a period ending twelve months after the termination of your employment with NB, you will not, directly or indirectly, as an individual, a sole proprietor, a member of a partnership, as a stockholder, investor, officer, employee or director of a corporation, or as an executive, agent, associate or consultant of any person, firm or corporation other than NB or a successor corporation or one of its parents, subsidiaries or affiliates, recruit or hire any executives or employees of NB or induce or attempt to induce any executives or employees of NB or any of its parents, subsidiaries or affiliates to terminate their association with NB or any of its parents, subsidiaries or affiliates.

(b)	For twelve months following the date your employment is terminated (whether by you or NB), you will not, directly or indirectly, as an individual, a sole proprietor or a member of a partnership, as a stockholder, investor, officer, employee or director of a corporation, or as an executive, agent, associate or consultant of any person, firm or corporation other than NB or a successor corporation or one of its parents, subsidiaries or affiliates, solicit the business of or provide services to any client or prospective client to whom you provided services while employed by NB or as to whom you learned confidential information while at NB. You also agree not to assist any person or entity in competition with NB to solicit or service any such client to reduce its business with NB. Excluded from this prohibition are clients who are members of your immediate family and clients that you were directly involved in bringing to your previous firm before you joined NB.

You warrant and represent that your employment by NB and the performance of your duties at NB will not cause a breach of any agreement or obligation you may have with or to any prior employer, and that you are not subject to the terms of any non-compete, non-solicitation or other similar agreement.

This agreement shall be binding upon the parties hereto and as applicable, their successors and assigns, including any entity that may acquire or merge with NB, and is governed by the laws of the State of New York.

Please confirm your agreement to the above by signing a copy of this letter in the space provided below. Please contact Kevin Handwerker, General Counsel, at 212-476-9850 if you have any questions.

I welcome you to NB.

Sincerely,

/S/ JEFFREY B. LANE
Jeffrey B. Lane
President and Chief Executive Officer
Neuberger Berman, LLC

Agreed:

/S/ JACK RIVKIN
Jack Rivkin

August 20, 2002

Date

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